Exhibit 99
For Immediate Release

The Eastern Company Announces Final Results of Shareholder Vote in Board Election

NAUGATUCK, CONN – May 26, 2015 – The Eastern Company (NASDAQ: EML) today announced voting results based on a final count of votes submitted to, IVS Associates Inc., the independent Inspector of Election for its 2015 Annual Meeting of Shareholders.

Based on the final results, James A. Mitarotonda and Michael A. McManus, Jr., both nominated by Barington Companies Equity Partners, L.P. and certain of its affiliates (“Barington”), have been elected to the Company’s Board of Directors.

“We thank our shareholders for taking the time to vote, and we look forward to working with the newly elected directors in a constructive manner to serve the interests of all our shareholders,” said Leonard F. Leganza, Chairman, President and Chief Executive Officer. “The Board and management team will remain focused on managing the Company and exploring all of our strategic alternatives, as well as strategic planning and are committed to improve our corporate governance issues.”

Mr. Leganza added, “We also want to express our deepest appreciation to David C. Robinson for his 25 years of outstanding service as a director of the Company, and to also thank Samantha Allison for her interest in serving as a candidate for the Board.”

The final voting results also indicate that the shareholders have approved the appointment of Fiondella, Milone & LaSaracina LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for fiscal 2015.

Safe Harbor for Forward-Looking Statements

Statements in this document regarding the 2015 Annual Meeting of Shareholders and any other statements about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

About the Company

The Eastern Company is a 157-year-old manufacturer of industrial hardware, security products and metal castings. It operates from 12 locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.  More information on the Company can be found at www.easterncompany.com

The Eastern Company
Leonard F. Leganza or John L. Sullivan III, 203-729-2255